Exhibit 10.39

[Letterhead of Tornier B.V.]

To: KCH  Stockholm AB

Hamilton Advokatbyra

Kungsgatan 2A

Box 606

SE — 651 13 Karlstad

October 1, 2009

Tornier B.V.

€ 29,600,000 aggregate nominal amount

of zero coupon bonds

convertible into

common shares of the issuer

(the “Bonds”)

CONVERSION NOTICE

Dear Sirs,

Reference is made to (i) the subscription agreement dated July 18, 2006 between Tornier B.V. as issuer and KCH Stockholm AB as purchaser, and (ii) the deed of issue dated July 27, 2006 between the aforesaid parties (the “Deed of Issue”), both relating to the Bonds.

Being the issuer of the Bonds, we hereby confirm the conversion of the total principal amount of such Bonds specified below into common shares in accordance with clause 7.2 of the Deed of Issue.

Total principal amount of Bonds converted:	€ 29,600,000
Total number of common shares issued:	8,824,494
Cash equivalent for fraction of shares (if any):	€ -0.22, to be paid in accordance with the notarial deed of issue referred to below. (conversion price: EUR 3.3543 per common share)

The common shares required to be delivered will be delivered by the execution of a notarial deed of issue and by registering KCH Stockholm AB in the shareholders register as the holder of the common shares issued in respect of this conversion.

Pursuant to clause 7.6 all Bonds are cancelled as a result of the conversion.

Yours faithfully,

for and on behalf of Tornier B.V.

/s/ E.C.M. Liu	/s/ G.F.X.M. Nieuwenhuizen
E.C.M. Liu	G.F.X.M. Nieuwenhuizen
Managing Director A	Managing Director A

/s/ D. W. Kohrs
D. W. Kohrs
Member Supervisory Board